Exhibit 99.1

AURINIA PHARMACEUTICALS REPORTS SECOND QUARTER AND SIX MONTHS 2024 FINANCIAL AND OPERATIONAL RESULTS
•Company achieved $57.2 million in total net revenue and $55.0 million in net product revenue for the second quarter of 2024, representing year-over-year growth of approximately 38% and 34% respectively
•Company generated approximately $15.8 million in free cash flow in the second quarter and had cash, cash equivalents, restricted cash and investments of $330.7 million as of June 30, 2024
•Company announces development strategy for AUR200, its potential next generation pipeline asset for autoimmune diseases targeting BAFF (B-cell Activating Factor) and APRIL (A Proliferation-Inducing Ligand)
•Company narrows 2024 net product revenue guidance range to $210 to $220 million
Conference call to be hosted today at 8:30 a.m. ET

ROCKVILLE, Maryland and EDMONTON, Alberta – August 1, 2024 - Aurinia Pharmaceuticals Inc. (NASDAQ: AUPH) (Aurinia or the Company) today issued its financial results for the second quarter and six months ended June 30, 2024. Amounts are expressed in U.S. dollars.
Total net revenue was $57.2 million for the three months ended June 30, 2024, and $41.5 million for the same period in 2023, representing growth of approximately 38%. Year to date total net revenue was $107.5 million for the six months ended June 30, 2024, compared to $75.9 million for the same period in 2023, representing growth of approximately 42%.
Net product revenue was $55.0 million for the three months ended June 30, 2024, and $41.1 million for the same period in 2023, representing growth of approximately 34%. Net product revenue was $103.1 million for the six months ended June 30, 2024, and $75.4 million for the same period in 2023, representing growth of approximately 37%. Net product revenue in the second quarter included sales of semi-finished product to Otsuka Pharmaceutical Co., Ltd. (Otsuka) for distribution in Europe and in anticipation of product approval in Japan.
“Our quarter-over-quarter growth in the second quarter is a result of our continued focus on commercial execution and business fundamentals. We are well prepared as we exit the first half of 2024, with upcoming innovative commercial initiatives targeting rheumatologists, the advancement of our AUR200 pipeline asset, and the anticipated approval of LUPKYNIS® in Japan. Additionally, achieving positive free cash flow ahead of our initial projections further strengthens our financial position and allows more flexibility to explore opportunities to diversify our portfolio,” said Peter Greenleaf, President and Chief Executive Officer of Aurinia.
The Company anticipates Japanese regulatory authorities' approval of LUPKYNIS in the second half of this year, based on the JNDA that Otsuka filed in November 2023 for approval of LUPKYNIS to treat adults with LN. Upon approval, the Company expects to receive a milestone payment of $10 million with low double-digit royalties on net sales once launched.
Additionally, the Company is moving forward with development of its pipeline asset AUR200, a differentiated, potential next generation therapy for autoimmune diseases that targets both BAFF (B-cell Activating Factor) and APRIL (A Proliferation-Inducing Ligand).
“We are thrilled to advance AUR200, which has the potential to serve as a best-in-class treatment in disease areas with high unmet need. We intend to develop it in disease states where there are currently few market entrants, including exploring one larger indication and one fast-to-market smaller indication that meets the FDA criteria for orphan and rare diseases,” said Dr. Greg Keenan, Chief Medical Officer of Aurinia.

First patients are expected to enter the Phase 1 Single Ascending Dose (SAD) study of AUR200 in the third quarter of 2024. Data from the SAD study, including safety, tolerability, pharmacokinetics, and biomarkers, is anticipated in the first half of 2025. The Company anticipates funding this development program with available cash flow, which is not anticipated to impact previously announced post restructuring operating expense targets. As previously reported, the Company expects to recognize $50 to $55 million in annual cost savings following the restructuring, with approximately 75% of that recognized in 2024.
For the fiscal year 2024, the Company is narrowing its net product revenue guidance range to $210 to $220 million, from the previously established range of $200 to $220 million. The guidance range is based on assumptions regarding historical run rates for patient start forms (PSF), patients restarting therapy, hospital fills, conversion rates, time to convert, persistency, and pricing.
Second Quarter 2024 Highlights
In the second quarter of 2024 the Company:
•Achieved 22% growth in patients on LUPKYNIS therapy, with approximately 2,336 patients on therapy as of June 30, 2024, compared to 1,911 as of June 30, 2023.
•Added 428 PSFs and approximately 127 new patients who were either restarting LUPKYNIS or receiving it through a hospital pharmacy in the second quarter, compared to 451 PSFs in the prior year second quarter.
•Added approximately 538 PSFs and approximately 155 new patients from restarts and the hospital channel from April 1, 2024, through July 31, 2024.
•Sustained conversion rates, with approximately 85% of PSFs converted to patients on therapy.
•Sustained time to convert, with approximately 60% of patients on therapy by 20 days.
•Maintained high overall adherence rate at approximately 88%.
•Continued strong persistency, with approximately 56% of patients remaining on therapy at 12 months, 51% at 15 months, and 46% at 18 months.

Financial Results for the Three and Six Months Ended June 30, 2024
Total net revenue was $57.2 million and $41.5 million for the three months ended June 30, 2024 and June 30, 2023, respectively. Total net revenue was $107.5 million and $75.9 million for the six months ended June 30, 2024 and June 30, 2023, respectively.
Net product revenue was $55.0 million and $41.1 million for the three months ended June 30, 2024 and June 30, 2023, respectively. Net product revenue was $103.1 million and $75.4 million for the six months ended June 30, 2024 and June 30, 2023, respectively. The increase is primarily due to an increase in sales of LUPKYNIS to the Company’s two main specialty pharmacies, driven predominantly by further penetration of the LN market. Additionally, Aurinia had sales of semi-finished product to Otsuka as Otsuka continues to commercialize in its territories.
The U.S. penetration can be demonstrated by a total of approximately 2,336 patients on therapy as of June 30, 2024, compared to approximately 1,911 patients on therapy as of June 30, 2023. Additionally, the 12-month persistency rate has increased to 56% at June 30, 2024 from approximately 54% at June 30, 2023.
License, collaboration and royalty revenue was $2.2 million and $0.4 million for the three months ended June 30, 2024 and June 30, 2023, respectively. License, collaboration and royalty revenue was $4.4 million and $0.5 million for the six months ended June 30, 2024 and June 30, 2023, respectively. The increase is primarily due to manufacturing services revenue from Otsuka related to shared capacity services that commenced in late June 2023.
Total cost of sales and operating expenses, inclusive of a restructuring charge in the second quarter of 2024, were $58.7 million and $57.7 million for the three months ended June 30, 2024 and June 30, 2023, respectively. Total cost of sales and operating expenses inclusive of a restructuring charge were $122.3 million and $121.7 million for the six months ended June 30, 2024 and June 30, 2023, respectively. Further breakdown of cost of sales and operating expense drivers and fluctuations are highlighted in the following paragraphs.
Cost of sales were $8.9 million and $1.6 million for the three months ended June 30, 2024 and June 30, 2023, respectively. Cost of sales were $16.7 million and $2.0 million for the six months ended June 30, 2024 and June 30, 2023, respectively. The increase is primarily due to the amortization of the monoplant finance right of use asset, which was placed into service in late June 2023, semi-finished product sales to Otsuka and increased sales of LUPKYNIS (voclosporin).
Gross margin was approximately 84% and 96% for the three months ended June 30, 2024 and June 30, 2023, respectively. Gross margin was approximately 85% and 97% for the six months ended June 30, 2024 and June 30, 2023, respectively.
SG&A expenses, inclusive of share-based compensation, were $44.9 million and $47.1 million for the three months ended June 30, 2024 and June 30, 2023, respectively. SG&A expenses, inclusive of share-based compensation, were $92.6 million and $97.2 million for the six months ended June 30, 2024 and June 30, 2023, respectively. The decrease is primarily due to lower employee and overhead costs as a result of a reduction in general and administrative headcount, which occurred late in the first quarter of 2024 partially offset by an increase in legal fees.
Non-cash SG&A share-based compensation expense included within SG&A expenses was $8.1 million and $9.8 million for the three months ended June 30, 2024 and June 30, 2023, respectively. Non-cash SG&A share-based compensation expense included within SG&A expenses was $15.6 million and $17.4 million for the six months ended June 30, 2024 and June 30, 2023, respectively.

R&D expenses, inclusive of share-based compensation expense, were $4.1 million and $12.7 million for the three months ended June 30, 2024 and June 30, 2023, respectively. R&D expenses, inclusive of share-based compensation expense, were $9.6 million and $25.8 million for the six months ended June 30, 2024 and June 30, 2023, respectively. The primary drivers for the decrease were lower employee costs due to a reduction in headcount, which occurred late in the first quarter of 2024, a decrease of CRO and developmental expenses related to ceasing development of Aurinia’s AUR300 program and timing of expenses related to AUR200.

Non-cash R&D share-based compensation expense included within R&D expense was $0.1 million and $2.1 million for the three months ended June 30, 2024 and June 30, 2023, respectively. Non-cash R&D share-based compensation expense included within R&D expense was $(2.1) million and $3.7 million for the six months ended June 30, 2024 and June 30, 2023, respectively. The non-cash R&D share-based compensation credit in the six months ended June 30, 2024 is due to the reversals of expense for forfeitures related to a reduction in headcount in the first quarter of 2024.

Restructuring expenses were approximately $1.1 million and nil for the three months ended June 30, 2024 and June 30, 2023, respectively. Restructuring expenses were approximately $7.8 million and nil for the six months ended June 30, 2024 and June 30, 2023, respectively. Restructuring expenses primarily included employee severance, one-time benefit payments and contract termination expenses.

Other income, net was $0.3 million and $3.6 million for the three months ended June 30, 2024 and June 30, 2023, respectively. Other income, net was $4.4 million and $3.3 million for the six months ended June 30, 2024 and June 30, 2023, respectively. The change is primarily driven by changes in the fair value assumptions related to Aurinia’s deferred compensation liability and the foreign exchange remeasurement of the monoplant lease liability, which commenced in June 2023 and is denominated in CHF.
Interest income was $4.2 million and $4.1 million for the three months ended June 30, 2024 and June 30, 2023, respectively. Interest income was $8.7 million and $7.9 million for the six months ended June 30, 2024 and June 30, 2023, respectively.
Interest expense was $1.2 million and $0.1 million for the three months ended June 30, 2024 and June 30, 2023, respectively. Interest expense was $2.5 million and $0.1 million for the six months ended June 30, 2024 and June 30, 2023, respectively. The interest expense is due to the monoplant finance lease, which commenced in June 2023.

For the three months ended June 30, 2024, Aurinia recorded net income of $0.7 million or $0.01 net income per common share, as compared to a net loss of $11.5 million or $(0.08) net loss per common share for the three months ended June 30, 2023. For the six months ended June 30, 2024, Aurinia recorded a net loss of $10.0 million or $(0.07) net loss per common share, as compared to a net loss of $37.7 million or $(0.26) net loss per common share for the three months ended June 30, 2023.

Financial Liquidity at June 30, 2024

As of June 30, 2024, Aurinia had cash, cash equivalents, restricted cash and investments of $330.7 million compared to $350.7 million at December 31, 2023. The decrease is primarily related to the continued investment in commercialization activities and post approval commitments of our approved drug, LUPKYNIS, monoplant payments, share repurchases and restructuring related payments, partially offset by an increase in cash receipts from sales of LUPKYNIS and cash payments from Otsuka.
Cash generated from operations and non-GAAP free cash flow generated were $15.8 million for the three months ended June 30, 2024 compared to cash used in operations of $2.8 million and non-GAAP free cash flow used of $3.0 million for the three months ended June 30, 2023. Cash used in operations and non-GAAP free cash flow used were $2.8 million for the six months ended June 30, 2024 compared to cash used in operations of $34.5 million and non-GAAP free cash flow used of $35.0 million for the six months ended June 30, 2023.
Free cash flow is a non-GAAP financial measure calculated by subtracting purchases of property and equipment from net cash provided by or used in operating activities. Free cash flow reflects a view of Aurinia’s liquidity that, when viewed with the Company’s GAAP results, provides a more complete understanding of factors and trends affecting Aurinia’s cash flows. The Company believes it is a more conservative measure of cash flow since capital expenditures are necessary for ongoing operations. Free cash flow has limitations due to the fact that it does not represent the residual cash flow available for discretionary expenditures. For example, free cash flow does not incorporate the principal portion of payments made or expected to be made on finance lease obligations. Therefore, the Company believes it is important to view free cash flow as a complement to its entire consolidated statements of cash flows.
A reconciliation of free cash flow to its most directly comparable GAAP measure, net cash provided by or used in operating activities, is set out in the Condensed Consolidated Statement of Cash Flows included at the end of this press release.

Share Repurchase Program

As previously announced, Aurinia’s Board of Directors approved a share repurchase program of up to $150 million common shares of the Company. Canadian securities regulators also granted exemptive relief for the Company’s share repurchase program, authorizing the Company to purchase up to 15 percent of its issued and outstanding shares in any 12-month period for up to 36 months. Through July 31, 2024 Aurinia has repurchased 3.4 million shares for approximately $18.6 million at an average cost of $5.36. The Company expects to fund any future discretionary share repurchases from cash flows from operations and cash currently on hand.
This press release is intended to be read in conjunction with the Company’s unaudited condensed consolidated financial statements and Management's Discussion and Analysis for the quarter and six months ended June 30, 2024 in the Company’s

Quarterly Report on Form 10-Q and the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, including risk factors disclosed therein, which will be accessible on Aurinia's website at www.auriniapharma.com, on SEDAR at www.sedarplus.ca or on EDGAR at www.sec.gov/edgar.

Conference Call Details
Aurinia will host a conference call and webcast today, August 1, 2024, at 8:30 AM ET to discuss the quarter and six months ended June 30, 2024, financial results. The link to the audio webcast is available here or on Aurinia’s corporate website at www.auriniapharma.com under “News/Events” through the Investors section. To join the conference call, please dial +1 (866) 682-6100 / +1 (862) 298-0702 (Toll-free U.S. & Canada). A replay of the webcast will be available on Aurinia’s website.

About Lupus Nephritis
Lupus Nephritis (LN) is a serious manifestation of systemic lupus erythematosus (SLE), a chronic and complex autoimmune disease. LN affects approximately 120,000 people in the U.S. and disproportionately affects women and people of color. People living with LN have high unmet needs and often face significant barriers to optimal care. If poorly controlled, LN can lead to permanent and irreversible tissue damage within the kidney. Medical guidelines recommend that all SLE patients receive routine LN screenings at every visit. Guidelines also note that delaying LN diagnosis has profound prognostic repercussions. Yet, research shows that approximately 50% of SLE patients are not screened for LN and 77% of people with LN go untreated. Aurinia is committed to improving health outcomes for people living with LN by educating patients and providers on the critical need for routine screening and transformative therapies that can help improve health outcomes.

About Aurinia
Aurinia Pharmaceuticals is a fully integrated biopharmaceutical company focused on delivering therapies to people living with autoimmune diseases with high unmet medical needs. In January 2021, the Company introduced LUPKYNIS® (voclosporin), the first FDA-approved oral therapy dedicated to the treatment of adult patients with active lupus nephritis. The Company’s head office is in Edmonton, Alberta, with its U.S. commercial office in Rockville, Maryland. The Company focuses its development efforts globally.
Forward-Looking Statements

Certain statements made in this press release may constitute forward-looking information within the meaning of applicable Canadian securities law and forward-looking statements within the meaning of applicable United States securities law. These forward-looking statements or information include but are not limited to statements or information with respect to: Aurinia’s expectation to recognize $50 to $55 million in annual cost savings following its corporate restructuring, with approximately 75% of that recognized in 2024; Aurinia’s estimates as to annual net product revenue from sales of LUPKYNIS in the range of $210 to $220 million in 2024; Aurinia’s expectations to achieve several key milestones in the second half of 2024; Aurinia’s belief that AUR200 has the potential to serve as a best-in-class treatment in disease areas with high unmet need; the anticipated timing of approval of voclosporin in Japan; the anticipated timeline for the development plan for AUR200, including manner of funding, and timing first patients enrolled in, and timing of data read out for, studies; and Aurinia’s estimates as to the number of patients with SLE in the U.S. and the proportion of those persons who have developed LN at time of SLE diagnosis. It is possible that such results or conclusions may change. Words such as “anticipate”, “will”, “believe”, “estimate”, “expect”, “intend”, “target”, “plan”, “goals”, “objectives”, “may” and other similar words and expressions, identify forward-looking statements. The Company has made numerous assumptions about the forward-looking statements and information contained herein, including among other things, assumptions about: the accuracy of reported data from third party studies and reports; the number, and timing of receipt, of PSFs and their rate of conversion into patients on therapy; assumptions relating to pricing for LUPKYNIS and patient persistency on the product; that Aurinia’s intellectual property rights are valid and do not infringe the intellectual property rights of third parties; Aurinia’s assumptions relating to regulatory review processes and timelines; Aurinia’s assumptions relating to the clinical development opportunities for its pipeline products; Aurinia’s assumptions relating to the capital required to fund operations; the assumption that Aurinia’s current good relationships with its suppliers, service providers and other third parties will be maintained; assumptions relating to the burn rate of Aurinia’s cash for operations; assumptions related to timing of interactions with regulatory bodies; and that Aurinia’s third party service providers will comply with their contractual obligations. Even though the management of Aurinia believes that the assumptions made, and the expectations represented by such statements or information are reasonable, there can be no assurance that the forward-looking information will prove to be accurate.
Forward-looking information by their nature are based on assumptions and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of Aurinia to be materially different from any future results, performance or achievements expressed or implied by such forward-looking information. Should one or more of these risks and uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in forward-looking statements or information. Such risks, uncertainties and other factors include, among others, the following: Aurinia’s actual future financial and operational results may differ from its expectations; difficulties Aurinia may experience in completing the commercialization of voclosporin; challenges in the conduct of clinical trials; the market for the LN business may not be as estimated; Aurinia may have to pay unanticipated expenses; Aurinia may not be able to obtain sufficient supply to meet commercial demand for voclosporin in a timely fashion; unknown impact and difficulties imposed by the widespread health concerns on Aurinia’s business operations including nonclinical, clinical, regulatory and commercial activities; the results from Aurinia’s clinical studies and from third party studies and reports may not be accurate; Aurinia’s third party service providers may not, or may not be able to, comply with their obligations under their agreements with Aurinia; regulatory bodies may not grant approvals on conditions acceptable to Aurinia and its business partners, or at all; and Aurinia’s assets or business activities may be subject to disputes that may result in litigation or other legal claims. Although Aurinia has attempted to identify factors that would cause actual actions, events, or results to differ materially from those described in forward-looking statements and information, there may be other factors that cause actual results, performances, achievements, or events to not be as anticipated, estimated or intended. Also, many of the factors are beyond Aurinia’s control. There can be no assurance that forward-looking statements or information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, you should not place undue reliance on forward-looking statements or information. All forward-looking information contained in this press release is qualified by this cautionary statement. Additional information related to Aurinia, including a detailed list of the risks and uncertainties affecting Aurinia and its business, can be found in Aurinia’s most recent Annual Report on Form 10-K and its other public available filings available by accessing the Canadian Securities Administrators’ System for Electronic Document Analysis and Retrieval (SEDAR) website at www.sedarplus.ca or the U.S. Securities and Exchange Commission’s Electronic Document Gathering and Retrieval System (EDGAR) website at www.sec.gov/edgar, and on Aurinia’s website at www.auriniapharma.com.

Media and Investor Inquiries:
Andrea Christopher
Corporate Communications and Investor Relations, Aurinia
achristopher@auriniapharma.com
ir@auriniapharma.com

AURINIA PHARMACEUTICALS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

(unaudited)	June 30, 2024	December 31, 2023

ASSETS
Current assets
Cash, cash equivalents and restricted cash	$33,407	$48,875
Short-term investments	297,068	301,614
Accounts receivable, net	25,522	24,089
Inventories, net	38,853	39,705
Prepaid expenses	7,840	9,486
Other current assets	6,976	1,031
Total current assets	409,666	424,800

Non-current assets
Long-term investments	199	201
Other non-current assets	867	1,517
Property and equipment, net	3,043	3,354
Acquired intellectual property and other intangible assets, net	4,621	4,977
Finance right-of-use asset, net	100,845	108,715
Operating right-of-use assets, net	4,288	4,498
Total assets	$523,529	$548,062

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	56,460	54,389
Deferred revenue	4,367	4,813
Other current liabilities	1,162	2,388
Finance lease liability	13,906	14,609
Operating lease liabilities	1,008	989
Total current liabilities	76,903	77,188

Non-current liabilities
Finance lease liability	64,923	75,479
Operating lease liabilities	6,146	6,530
Deferred compensation and other non-current liabilities	10,941	10,911
Total liabilities	158,913	170,108
SHAREHOLDER’S EQUITY
Common shares - no par value, unlimited shares authorized, 142,984 and 143,833 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	1,205,554	1,200,218
Additional paid-in capital	112,270	120,788
Accumulated other comprehensive loss	(859)	(730)
Accumulated deficit	(952,349)	(942,322)
Total shareholders' equity	364,616	377,954
Total liabilities and shareholders' equity	$523,529	$548,062

AURINIA PHARMACEUTICALS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2024	2023	2024	2023
	(unaudited)
Revenue
Product revenue, net	$55,028	$41,100	$103,101	$75,437
License, collaboration and royalty revenue	2,164	394	4,394	466
Total revenue, net	57,192	41,494	107,495	75,903
Operating expenses
Cost of sales	8,909	1,563	16,661	1,984
Selling, general and administrative	44,934	47,081	92,629	97,205
Research and development	4,080	12,650	9,631	25,808
Restructuring expenses	1,072	—	7,755	—
Other income, net	(290)	(3,630)	(4,415)	(3,340)
Total cost of sales and operating expenses	58,705	57,664	122,261	121,657
Loss from operations	(1,513)	(16,170)	(14,766)	(45,754)
Interest expense	(1,198)	(65)	(2,481)	(65)
Interest income	4,189	4,101	8,715	7,915
Net income (loss) before income taxes	1,478	(12,134)	(8,532)	(37,904)
Income tax expense (benefit)	756	(642)	1,495	(206)
Net income (loss)	$722	$(11,492)	$(10,027)	$(37,698)

Net income (loss) per share:
Basic	$0.01	$(0.08)	$(0.07)	$(0.26)
Diluted	$0.01	$(0.08)	$(0.07)	$(0.26)

Weighted-average common shares outstanding:
Basic	143,327	142,777	143,507	142,904
Diluted	144,110	142,777	143,507	142,904

AURINIA PHARMACEUTICALS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2024	2023
(in thousands)	(unaudited)
Cash flows from operating activities
Net loss	$(10,027)	$(37,698)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	9,690	1,436
Net amortization of premiums and discounts on short-term investments	(6,331)	(5,599)
Share-based compensation expense	14,323	21,735
Foreign exchange on finance lease liability	(5,705)	417
Other, net	275	(3,652)
Net changes in operating assets and liabilities
Accounts receivable, net	(1,433)	(6,016)
Inventories, net	852	(8,403)
Prepaid expenses and other current assets	(4,305)	2,374
Non-current operating assets	(12)	(16)
Accounts payable, accrued and other liabilities	283	1,245
Operating lease liabilities	(365)	(319)
Net cash used in operating activities	(2,755)	(34,496)
Cash flows from investing activities
Purchase of investments	(318,126)	(256,439)
Proceeds from investments	328,877	288,291
Upfront lease payment	(44)	(11,864)
Purchase of property and equipment	—	(524)
Capitalized patent costs	(96)	(212)
Net cash provided by investing activities	10,611	19,252
Cash flows from financing activities
Repurchase of common shares	(18,435)	—
Principal portion of finance lease payments	(6,001)	—
Proceeds from exercise of stock options and employee share purchase plan	1,112	2,779
Cash (used in) provided by financing activities	(23,324)	2,779
Net decrease in cash, cash equivalents and restricted cash	(15,468)	(12,465)
Cash, cash equivalents and restricted cash, beginning of period	48,875	94,172
Cash, cash equivalents and restricted cash, end of period	$33,407	$81,707

Reconciliation of free cash flow(1)
Net cash used in operating activities	$(2,755)	$(34,496)
Purchases of property and equipment	—	(524)
Free cash flow	$(2,755)	$(35,020)
(1) Free cash flow is a non-GAAP financial measure and is calculated as net cash provided by or used in operating activities reduced by purchases of property and equipment.